Exhibit 99(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to Shareholders of the PowerShares Actively Managed Exchange-Traded Fund Trust, as listed in Appendix A to this consent, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights” and “Miscellaneous Information” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 25, 2011

Appendix A

PowerShares Active AlphaQ Fund
PowerShares Active Alpha Multi-Cap Fund
PowerShares Active Low Duration Fund
PowerShares Active Mega Cap Fund
PowerShares Active U.S. Real Estate Fund